Exhibit 10.19

PERSONAL EMPLOYMENT AGREEMENT

THIS PERSONAL EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 6 day of December, 2011 by and between A.D. Integrity Applications Ltd. (P.C 51-315187-8), of 102 Ha’Avoda St., P.O. Box 432, Ashkelon, 78100, Israel (the “Company”) and Jacob Bar-Shalom (I.D. No 022620645) of 11 Komemiyut St, Ramat Hasharon, Israel (the “CFO”).

WHEREAS,	the Company employs the CFO and the CFO is employed by the Company commencing September 1, 2011 (the "Commencement Date"); and

WHEREAS,	the parties desire to state the terms and conditions of the CFO's employment by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

General

1. Position. The CFO shall serve in the position described in Exhibit A attached hereto. In such position the CFO shall report regularly and shall be subject to the direction and control of the Company's CEO. The CFO shall have all of the powers, authorities, duties and responsibilities usually incident to the position of a CFO of a corporation. The CFO shall perform his duties diligently, conscientiously and in furtherance of the Company's best interests.

2. Scope of Employment. The Scope of employment of the CFO will be 55% of a full time employment, which is 186 hours per month. The CFO shall devote the required time and attention to the business of the Company. The CFO hereby acknowledges that the performance of his employment with the Company may require working overtime. However, CFO acknowledges that he holds a senior position in the Company requiring a special degree of trust and therefore is not entitled to receive, pursuant to the Hours of Work and Rest Law 5711-1951, separate and/or additional payments in respect of additional hours or for working on weekends or on holidays.

3. Location. The CFO shall perform his duties hereunder at the Company's office in Ashkelon, Israel or from his home, as shall be decided by the CEO, and he understands and agrees that his position may involve international travels.

4. CFO's Representations and Warranties. The CFO represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) do not require the consent of any person or entity.

Term of Employment

5. Term. The CFO's employment with the Company had commenced on the date set forth in Exhibit A (the "Commencement Date"), and shall continue until it is terminated pursuant to the terms set forth herein.

6. Termination at Will. Either party may terminate the employment relationship hereunder at any time, by giving the other party a prior written notice as set forth in Exhibit A (the "Notice Period"). Notwithstanding the foregoing, the Company is entitled to terminate this Agreement with immediate effect upon a written notice to the CFO and to pay the CFO an amount equal to the Salary (as defined below) and the financial value of the other benefits the CFO is entitled to receive under the Agreement during the Notice Period, in lieu of such prior notice.
The Company and CFO agree and acknowledge that the Company’s Severance Contribution to the Pension Insurance Scheme in accordance with Section 10 below, shall, provided contribution is made in full, be instead of severance payment to which the CFO (or his beneficiaries) shall be entitled with respect to the Salary upon which such contributions were made and for the period in which they were made (the “Exempt Salary”), pursuant to Section 14 of the Severance Pay Law 5723 – 1963 (the “Severance Law”). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, which is attached hereto as Exhibit B. The Company hereby forfeits any right it may have in the reimbursement of sums paid by Company into the Insurance Scheme, except: (i) in the event that CFO withdraws such sums from the Insurance Scheme, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Law. Nothing in this Agreement shall derogate from the CFO’s rights to severance payment in accordance with the Severance Law or agreement or applicable ministerial order in connection with remuneration other than the Exempt Salary, to the extent such remuneration exists.

7. Termination for Cause. The Company may immediately terminate the employment relationship for Cause, and such termination shall be effective as of the time of notice of the same. "Cause" means (a) conviction of a felony involving moral turpitude; or (b) any cause justifying termination or dismissal in circumstances in which the Company can deny the CFO's severance payment under applicable law.

8. Notice Period; End of Relations. During the Notice Period and unless otherwise determined by the Company in a written notice to the severance, the employment relationship hereunder shall remain in full force and effect, the CFO shall be obligated to continue to discharge and perform all of his duties and obligations with Company, and the CFO shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the CFO's responsibilities.

Salary and Additional Compensation; Pension/Insurance Scheme

9. Salary. The Company shall pay to the CFO as compensation for the employment services an aggregate salary in the amount set forth in Exhibit A (the "Salary"). Except as specifically set forth herein, the Salary includes any and all payments to which the CFO is entitled from the Company hereunder and under any applicable law, regulation or agreement. The Salary is to be paid to the CFO no later than by the 9th day of each calendar month after the month for which the Salary is paid, after deduction of applicable taxes and like payments.

10. Insurance and Social Benefits. The Company will insure the CFO under one of the following Pension or Insurance schemes as will be selected by the CFO:

Pension Fund (the "Pension Scheme") - (i) the Company will pay an amount equal to 6% of the Salary towards a fund for Tagmulim; and (ii) the Company will pay an amount equal to 8 1/3% of the Salary towards a fund for severance compensation (the “Company’s Severance Contribution”). Similarly, the Company shall deduct an amount equal to 5.5% of the Salary and shall pay such amount in respect of the Tagmulim component of the Pension Scheme; or

"Manager's Insurance Scheme" (the "Insurance Scheme") - (i) the Company will pay an amount equal to 5% of the Salary towards a fund for Tagmulim; and (ii) the Company will pay an amount equal to 8 1/3% of the Salary towards a fund for severance compensation (the “Company’s Severance Contribution”). Similarly the Company shall deduct an amount equal to 5% of the Salary, and shall pay such amount in respect of the Tagmulim component of the Insurance Scheme. Additionally, the Company shall pay an amount equals to 2.5% of the Salary for a fund for the event of loss of working ability ("Ovdan Kosher Avoda").

The above contributions and deductions are subject to applicable law and therefore may be adjusted accordingly.

All of the CFO's aforementioned contributions shall be transferred to the plans and funds by the Company by deducting such amounts from each monthly salary payment. The contributions set out above shall be made with respect to the total amount of the Salary notwithstanding the maximum amounts exempt from tax payment under applicable laws, provided that the CFO shall bear all tax liability associated therewith.

Additional Benefits

11. Expenses. The Company will reimburse the CFO for overseas phone expenses borne by the CFO in connection with the execution of his duties hereunder, against receipts. In addition, the Company will reimburse the CFO for travel expenses borne by the CFO in connection with the execution of his duties hereunder in the amount of NIS 500 per month.

12.Vacation. The CFO shall be entitled to the number of vacation days per year as set forth in Exhibit A, to be taken at times subject to the reasonable approval of the Company.

13. Sick Leave; Convalescence Pay. The CFO shall be entitled to that number of paid sick leave per year as set forth in Exhibit A, and also to Convalescence Pay ("Dmei Havra'a") as set forth in Exhibit A.

14. Stock Options. On January 2012 or immediately thereafter, the Company will cause INTEGRITY APPLICATIONS, INC. ("Integrity"), a Delaware corporation and parent of the Company, to grant the CFO options to purchase common stock of Integrity at an exercise price per share equal to $6.25, on a fully diluted basis (the "Options"). The Options shall be subject to the terms and conditions set forth in the stock option agreement executed between Integrity and CFO and pursuant to Integrity's 2010 Incentive Compensation Plan. The number of Options will be determined by the board of Integrity.

15. Non-Competition. The Company acknowledges the CFO is working for another company. Notwithstanding the above and in order to enable the Company to effectively protect its Confidential Information, the CFO agrees and undertakes that he will not, so long as the Agreement is in effect and for a period of twelve (12) months following termination of the Agreement, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, (i) engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with the activities of the Company; (ii) employ or solicit employees or former employees of the Company for the purposes of such activities; (iii) engage in business activities with third parties, including clients, suppliers, service providers, consultants and contractors, which at the time of termination of the Agreement or six (6) months earlier, were engaged in any form of relations, business or otherwise, with the Company.

16. Secrecy and Nondisclosure. The CFO undertakes to maintain absolute confidentiality and not to disclose nor convey to any person and/or entity whatsoever and not to use for his own purposes and/or for the purposes of others any commercial, technological or industrial information, trademarks, copyrights and other intellectual property relating to any business, operations or affairs of the Company, including all information, whether written or oral, relating to the Company, its products, customers, clients and business, commercial and technological secrets, or any other information the disclosure whereof is likely to result in damage to the Company, or in an advantage to competitors, which reached or shall reach the CFO’s knowledge, whether directly or indirectly, whether in Israel or abroad, during the course and/or in consequence of, his engagement by the Company (together the “Confidential Information”). The CFO hereby undertakes to return, upon request, to the Company, all written materials, records, documents, computer software and/or hardware or any other material which belongs to the Company and that might be in his possession, and if requested by the Company to do so, will execute a written statement confirming compliance with the above. The CFO’s undertakings pursuant to this Section shall also remain in force after the termination of this agreement, without any limitation.

Miscellaneous

17. The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv-Yafo Regional Labor Court.

18. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of the law).

19. No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

20. In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby.

21. The preface and exhibits to this Agreement constitute an integral and indivisible part hereof.

22. This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

23. The CFO acknowledges and confirms that all the terms of his employment are personal and confidential, and undertake to keep such terms in confidence and refrain from disclosing such terms to any third party.

24. All references to applicable laws are deemed to include all applicable and relevant laws and ordinances and all regulations and orders promulgated there under, unless the context otherwise requires. The parties agree that this Agreement constitutes, among others, notification in accordance with the Notice to Employees (Employment Terms) Law, 2002. Nothing in this agreement shall derogate from the CFO’s rights according to applicable laws.

25. The Company will be bound by this Agreement subject to its authorization by all necessary corporate actions.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

/s/ Avner Gal	/s/ Jacob Bar-Shalom
A.D. Integrity Applications Ltd	Jacob Bar-Shalom

Exhibit A

To the Personal Employment Agreement by and between
The Company and the CFO

Name & I.D. No: Name of Manager:	Jacob Bar-Shalom, I.D. No 022620645
1. Position: Position in the Company:	Chief Financial Officer of the Company and of Integrity Applications, Inc. the parent of the Company
2. Under Direction of:	Chief Executive Officer
3. Commencement Date:	September 1st, 2011
4. Notice Period: Notice Period:	60 days
5. Rest Days:	Saturday
6. Salary: Salary:	NIS 20,000
7. Annual Vacation: Vacation Days Per Year:	13 days per year
8. Sick Days: Sick Leave Days Per Year:	Pursuant to applicable law, however paid in full from first day
9. Convalescence Pay:	Pursuant to applicable law

Exhibit B

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS
TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY
UNDER THE SEVERANCE PAY LAW, 5723-1963

By virtue of my power under Section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval for the sake of his employee to a comprehensive pension provident fund that is not an insurance fund within the meaning set forth in the Income Tax Regulations (Rules for the Approval and Conduct of Provident Funds), 5724-1964 (hereinafter: the “Pension Fund ”) or to managers’ insurance which includes the possibility to receive annuity payments under an insurance fund as aforesaid, (hereinafter: the “Insurance Fund ”), including payments made by the employer by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: “Employer’s Payments ”), shall be made in lieu of severance pay due to said employee with respect to the salary from which said payments were made and for the period they were paid (hereinafter: the “Exempt Salary ”), provided that all the following conditions are fulfilled:

(1)	The Employer’s Payments –

(a)
to the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays, for the sake of his employee, in addition thereto, payments to supplement severance pay to a severance pay provident fund or to an Insurance Fund in the employee’s name, in the amount of 2 1/3 % of the Exempt Salary. In the event that the employer has not paid the above mentioned 2 1/3% in addition to said 12%, his payments shall come in lieu of only 72% of the employee’s severance pay;

(b)	to the Insurance Fund are not less than one of the following:

(i)
13 1/3% of the Exempt Salary, provided that, in addition thereto, the employer pays, for the sake of his employee, payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount equivalent to the lower of either an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary (hereinafter: “ Disability Insurance Payment ”);

(ii)
11% of the Exempt Salary, if the employer paid, in addition, the Disability Insurance Parent; and in such case, the Employer’s Payments shall come in lieu of only 72% of the employee’s severance pay. In the event that the employer has made payments in the employee’s name, in addition to the foregoing payments, to a severance pay provident fund or to an Insurance Fund in the employee’s name, to supplement severance pay in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall come in lieu of 100% of the employee’s severance pay.

(2)	No later than three months from the commencement of the Employer’s Payment, a written agreement was executed between the employer and the employee, which includes:

(a)
the employee’s consent to an arrangement pursuant to this approval, in an agreement specifying the Employer’s Payments, the Pension Fund and the Insurance Fund, as the case may be; said agreement shall also incorporate the text of this approval;

(b)
an advance waiver by the employer of any right which he may have to a refund of monies from his payments, except in cases in which the employee’s right to severance pay was denied by a final judgment pursuant to Sections 16 or 17 of the Law, and in such a case or in cases in which the employee withdrew monies from the Pension Fund or Insurance Fund, other than by reason of an entitling event; for these purposes an “Entitling Event” means death, disability or retirement at or after the age of 60.

(3)
This approval shall not derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement with respect to compensation in excess of the Exempt Salary.

15th Sivan 5758 (June 9th, 1998).